Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Company’s registration statements on Form S-1 (File No. 333-263715) and Form S-3 (File No. 333-274146) (the “Registration Statements”) of our report dated March 30, 2023, relating to the consolidated financial statements of Sharps Technology, Inc. and its subsidiary as of December 31, 2022 and 2021, included in the Company’s Form 10-K for the years ended December 31, 2023 and 2022 as filed with the U.S. Securities and Exchange Commission and incorporated by reference into the Registration Statements.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statements.

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

March 28, 2024